Exhibit 99.1

news release

Ovintiv Reports Second Quarter 2023 Financial and Operating Results

Strong Results Across Portfolio Drive Higher Full Year Production Guidance and Reduced Capital and Per Unit Cost Guidance

Second Quarter 2023 Highlights:

•

Generated net earnings of $336 million, cash from operating activities of $831 million, Non-GAAP Cash Flow of $699 million and Non-GAAP Free Cash Flow of $59 million after capital expenditures of $640 million

•

Exceeded second quarter production guidance on every product with average total production volumes of 573 thousand barrels of oil equivalent per day (“MBOE/d”), including 186 thousand barrels per day (“Mbbls/d”) of oil and condensate, 97 Mbbls/d of other NGLs (C2 to C4) and 1,743 million cubic feet per day (“MMcf/d”) of natural gas

•	Increased full year 2023 production guidance and lowered both full year 2023 capital and per unit cost guidance

•	Closed the previously announced acquisition of Midland Basin assets, which added approximately 65,000 net acres and approximately 1,050 net well locations to Ovintiv’s Permian inventory

•	Closed the previously announced sale of Ovintiv’s Bakken assets, representing the Company’s exit from the play

•	Announced inclusion on the S&P 400 index effective June 20, 2023

•	Returned $172 million to shareholders through the combination of base dividend payments and share buybacks

•	Announced a 20% increase to quarterly per share dividend payment representing an annualized dividend of $1.20 per share of common stock

DENVER, July 27, 2023 – Ovintiv Inc. (NYSE, TSX: OVV) (“Ovintiv” or the “Company”) today announced its second quarter 2023 financial and operating results. The Company plans to hold a conference call and webcast at 9:00 a.m. MT (11:00 a.m. ET) on July 28, 2023. Please see dial-in details within this release, as well as additional details on the Company’s website at www.ovintiv.com under Presentations and Events – Ovintiv.

“Our outstanding second quarter results demonstrate our capability to use innovation to increase well productivity per lateral foot and drive returns,” said Ovintiv President and CEO, Brendan McCracken. “We have seamlessly integrated the newly acquired Midland Basin assets into our existing Permian operations. Our team is already deploying the same drilling and completion designs that have been delivering exceptional results on our legacy position and our first, fully Ovintiv-designed wells are expected to be online late in the fourth quarter.

Our high-graded portfolio and our leading capital efficiency have positioned us to deliver superior durable returns for our shareholders for many years to come.”

Second Quarter 2023 Financial and Operating Results

•	The Company recorded net earnings of $336 million, or $1.34 per diluted share of common stock. Included in net earnings were net gains on risk management of $147 million, before tax.

•	Cash from operating activities was $831 million, Non-GAAP Cash Flow was $699 million and capital investment totaled approximately $640 million, resulting in $59 million of Non-GAAP Free Cash Flow.

•	Second quarter capital investment was lower than the second quarter guidance range of $670 million to $710 million resulting from capital efficiencies.

•

Second quarter average total production volumes were above Company guidance on all products at approximately 573 MBOE/d, including 186 Mbbls/d of oil and condensate, 97 Mbbls/d of other NGLs and 1,743 MMcf/d of natural gas.

•

Upstream operating expense was $3.23 per barrel of oil equivalent (“BOE”), which included a recovery of prior years’ costs of $23 million. Upstream transportation and processing costs were $7.97 per BOE. Production, mineral and other taxes were $1.43 per BOE. These costs were below the midpoint of guidance on a combined basis.

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•

Excluding the impact of hedges, second quarter average realized prices were $71.50 per barrel for oil and condensate (97% of WTI), $14.43 per barrel for other NGLs (C2-C4) and $1.95 per thousand cubic feet (“Mcf”) for natural gas (93% of NYMEX) resulting in a total average realized price of $31.56 per BOE. Including the impact of hedges, the average realized prices for oil and condensate and other NGLs were unchanged, while the average realized price for natural gas was $1.98 per Mcf (94% of NYMEX).

2023 Guidance

The Company issued its third quarter 2023 guidance and revised its full year guidance. Full year production guidance was increased due to strong well productivity across the portfolio and lower royalty rates in the Montney. Full year capital guidance was decreased due to execution efficiencies and cost savings.

Full Year 2023
Guidance Updates	3Q 2023	Previous	Updated
Total Production (MBOE/d)	540 – 560	521 – 546	535 – 550
Oil & Condensate (Mbbls/d)	202 – 208	186 – 196	190 – 196
NGLs (C2 - C4) (Mbbls/d)	80 – 85	80 – 85	83 – 87
Natural Gas (MMcf/d)	1,575 – 1,625	1,525 – 1,575	1,575 – 1,625
Capital Investment ($ Millions)	$840 – $890	$2,680 – $2,980	$2,680 – $2,850

Ovintiv expects capital investment in the third quarter to be the high point for the year as a result of the high level of activity in the Midland Basin assets at the time of acquisition. The Company expects the vast majority of the acquired wells in progress to be on production by year-end. Total company oil and condensate production is expected to average 210 Mbbls/d in the second half of the year, with volumes growing from the third quarter to the fourth quarter. On a combined basis, per unit upstream operating expense and upstream transportation and processing expense are expected to be five percent lower in the second half of the year compared to the original full year 2023 guidance.

2024 Outlook

In 2024, Ovintiv expects to deliver total company average oil and condensate production volumes of greater than 200 Mbbls/d with total capital investment of $2.1 billion to $2.5 billion. The Company’s production profile is expected to normalize by mid-year 2024 with second-half 2024 oil and condensate production stabilizing at 200 Mbbls/d.

Returns to Shareholders

Ovintiv remains committed to its capital allocation framework, which returns at least 50% of post base dividend Non-GAAP Free Cash Flow to shareholders through buybacks and/or variable dividends.

In the second quarter of 2023, the Company returned approximately $172 million to shareholders through share buybacks totaling approximately $90 million and its base dividend of approximately $82 million.

During the second quarter, Ovintiv purchased for cancellation, approximately 2.5 million shares of common stock at an average price of $35.84 per share.

Continued Balance Sheet Focus

Ovintiv had $3.2 billion in total liquidity as of June 30, 2023, which included available credit facilities of $3,150 million, available uncommitted demand lines of $278 million, and cash and cash equivalents of $52 million, net of outstanding commercial paper of $330 million. The Company’s long-term debt totaled $6.1 billion.

Ovintiv reported Debt to EBITDA of 1.2 times and Non-GAAP Debt to Adjusted EBITDA of 1.7 times as of June 30, 2023.

The Company remains committed to maintaining a strong balance sheet and is currently rated investment grade by four credit rating agencies. Ovintiv maintains a long-term leverage target of 1.0 times Non-GAAP Debt to Adjusted EBITDA with an associated long-term total debt target of $4.0 billion.

Dividend Declared

On July 27, 2023, Ovintiv’s Board declared a quarterly dividend of $0.30 per share of common stock payable on September 29, 2023, to shareholders of record as of September 15, 2023.

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Asset Highlights

Permian

Permian production averaged 139 MBOE/d (79% liquids) in the second quarter. The Company had 27 net wells turned in line (“TIL”). Ovintiv plans to invest approximately $1.4 to $1.5 billion in the play in 2023 to bring on 150 to 170 net wells TIL.

Montney

Montney production averaged 248 MBOE/d (21% liquids) in the second quarter. The Company had 29 net wells TIL. Ovintiv plans to invest approximately $500 to $600 million in the play in 2023 to bring on 70 to 80 net wells TIL.

Uinta

Uinta production averaged 22 MBOE/d (85% liquids) in the second quarter. The Company had three net wells TIL. Ovintiv plans to invest approximately $400 to $450 million in the play in 2023 to bring on 25 to 30 net wells TIL.

Anadarko

Anadarko production averaged 124 MBOE/d (61% liquids) in the second quarter. The Company had seven net wells TIL. Ovintiv plans to invest approximately $175 to $200 million in the play in 2023 to bring on 20 to 25 net wells TIL.

For additional information, please refer to the Second Quarter 2023 Results Presentation available on Ovintiv’s website, www.ovintiv.com under Presentations and Events – Ovintiv. Supplemental Information, and Non-GAAP Definitions and Reconciliations, are available on Ovintiv’s website under Financial Documents Library.

Conference Call Information

A conference call and webcast to discuss the Company’s second quarter results will be held at 9:00 a.m. MT (11:00 a.m. ET) on July 28, 2023.

To join the conference call without operator assistance, you may register and enter your phone number at https://emportal.ink/3pmXQ2L to receive an instant automated call back. You can also dial direct to be entered to the call by an Operator. Please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the call.

The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv’s website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

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Capital Investment and Production

(for the period ended June 30)	2Q 2023	2Q 2022
Capital Expenditures (1) ($ millions)	640	511

Oil (Mbbls/d)	142.4	132.8
NGLs – Plant Condensate (Mbbls/d)	43.5	42.6
Oil & Plant Condensate (Mbbls/d)	185.9	175.4
NGLs – Other (Mbbls/d)	96.8	87.0
Total Liquids (Mbbls/d)	282.7	262.4
Natural gas (MMcf/d)	1,743	1,426

Total production (MBOE/d)	573.0	500.0

(1)	Including capitalized directly attributable internal costs.

Second Quarter Financial Summary

(for the period ended June 30) ($ millions)	2Q 2023	2Q 2022
Cash From (Used In) Operating Activities	831	1,344
Deduct (Add Back):
Net change in other assets and liabilities	(12)	(13)
Net change in non-cash working capital	144	133

Non-GAAP Cash Flow (1)	699	1,224

Non-GAAP Cash Flow (1)	699	1,224
Less: Capital Expenditures (2)	640	511

Non-GAAP Free Cash Flow (1)	59	713

Net Earnings (Loss) Before Income Tax	437	1,422
Before-tax (Addition) Deduction:
Unrealized gain (loss) on risk management	142	513
Non-operating foreign exchange gain (loss)	(15)	(7)

Adjusted Earnings (Loss) Before Income Tax	310	916
Income tax expense (recovery)	78	288

Non-GAAP Adjusted Earnings (1)	232	628

(1)	Non-GAAP Cash Flow, Non-GAAP Free Cash Flow and Non-GAAP Adjusted Earnings are non-GAAP measures as defined in Note 1.
(2)	Including capitalized directly attributable internal costs.

Realized Pricing Summary (Including the impact of realized gains (losses) on risk management)

(for the period ended June 30)	2Q 2023	2Q 2022
Liquids ($/bbl)
WTI	73.78	108.41
Realized Liquids Prices
Oil	72.83	89.16
NGLs – Plant Condensate	67.14	89.67
Oil & Plant Condensate	71.50	89.29
NGLs – Other	14.43	37.03

Total NGLs	30.78	54.34

Natural Gas
NYMEX ($/MMBtu)	2.10	7.17
Realized Natural Gas Price ($/Mcf)	1.98	2.78

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Cost Summary

(for the period ended June 30) ($/BOE, except as indicated)	2Q 2023	2Q 2022
Production, mineral and other taxes	1.43	2.58
Upstream transportation and processing	7.97	9.08
Upstream operating	3.23	3.83
Administrative, excluding long-term incentive, transaction and legal costs, and current expected credit losses	1.28	1.36

Debt to EBITDA (1)

($ millions, except as indicated)	June 30, 2023	December 31, 2022
Long-Term Debt, including Current Portion	6,134	3,570

Net Earnings (Loss)	3,344	3,637
Add back (Deduct):
Depreciation, depletion and amortization	1,354	1,113
Interest	297	311
Income tax expense (recovery)	90	(77)

EBITDA	5,085	4,984

Debt to EBITDA (times)	1.2	0.7

Debt to Adjusted EBITDA (1)

($ millions, except as indicated)	June 30, 2023	December 31, 2022
Long-Term Debt, including Current Portion	6,134	3,570

Net Earnings (Loss)	3,344	3,637
Add back (Deduct):
Depreciation, depletion and amortization	1,354	1,113
Accretion of asset retirement obligation	17	18
Interest	297	311
Unrealized (gains) losses on risk management	(1,400)	(741)
Foreign exchange (gain) loss, net	35	15
Other (gains) losses, net	(20)	(33)
Income tax expense (recovery)	90	(77)

Adjusted EBITDA	3,717	4,243

Debt to Adjusted EBITDA (times)	1.7	0.8

1)	Debt to EBITDA and Debt to Adjusted EBITDA are non-GAAP measures as defined in Note 1.

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Hedge Details as of June 30, 2023

Oil and Condensate Hedges ($/bbl)	3Q 2023	4Q 2023	1Q 2024	2Q 2024	3Q 2024	4Q 2024
WTI Swaps	35 Mbbls/d $76.94	35 Mbbls/d $76.94	25 Mbbls/d $73.69	25 Mbbls/d $73.69	0 —	0 —
WTI Collars Call Strike Put Strike	35 Mbbls/d $87.60 $65.00	35 Mbbls/d $87.60 $65.00	75 Mbbls/d $82.29 $64.33	75 Mbbls/d $80.39 $65.00	0 — —	0 — —
WTI 3-Way Options Short Call Long Put Short Put	40 Mbbls/d $119.01 $66.25 $50.00	40 Mbbls/d $104.19 $65.00 $50.00	0 — — —	0 — — —	23 Mbbls/d $90.27 $65.00 $50.00	10 Mbbls/d $89.79 $65.00 $50.00

Natural Gas Hedges ($/Mcf)	3Q 2023	4Q 2023	1Q 2024	2Q 2024	3Q 2024	4Q 2024
NYMEX Swaps	0 —	0 —	200 MMcf/d $3.62	200 MMcf/d $3.62	200 MMcf/d $3.62	200 MMcf/d $3.62
NYMEX Collars Call Strike Put Strike	200 MMcf/d $3.68 $3.00	200 MMcf/d $3.68 $3.00	400 MMcf/d $5.10 $3.00	400 MMcf/d $3.40 $3.00	400 MMcf/d $3.40 $3.00	400 MMcf/d $5.57 $3.00
NYMEX 3-Way Options Call Strike Put Strike Sold Put Strike	390 MMcf/d $7.72 $3.71 $2.51	400 MMcf/d $10.05 $4.00 $3.00	100 MMcf/d $4.79 $3.00 $2.25	200 MMcf/d $4.44 $3.00 $2.25	200 MMcf/d $4.44 $3.00 $2.25	100 MMcf/d $4.79 $3.00 $2.25
Waha Basis Swaps	30 MMcf/d ($0.61)	30 MMcf/d ($0.61)	0 —	0 —	0 —	0 —
Waha % of NYMEX Swaps	0 —	0 —	50 MMcf/d 71%	50 MMcf/d 71%	50 MMcf/d 71%	50 MMcf/d 71%
Malin Basis Swaps	50 MMcf/d ($0.26)	50 MMcf/d ($0.26)	0 —	0 —	0 —	0 —
AECO Basis Swaps	260 MMcf/d ($1.07)	260 MMcf/d ($1.07)	190 MMcf/d ($1.08)	190 MMcf/d ($1.08)	190 MMcf/d ($1.08)	190 MMcf/d ($1.08)
AECO % of NYMEX Swaps	50 MMcf/d 71%	50 MMcf/d 71%	100 MMcf/d 72%	100 MMcf/d 72%	100 MMcf/d 72%	100 MMcf/d 72%

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Price Sensitivities for WTI Oil (1) ($MM)

WTI Oil Hedge Gains (Losses)
	$40	$50	$60	$70	$80	$90	$100	$110	$120
3Q 2023	$259	$195	$94	$22	($10)	($50)	($114)	($182)	($264)
4Q 2023	$255	$190	$89	$22	($10)	($50)	($114)	($200)	($301)
2024	$536	$354	$141	$17	($29)	($193)	($404)	($617)	($829)

(1)	Hedge positions and hedge sensitivity estimates as of 6/30/2023. Does not include impact of basis positions.

Price Sensitivities for NYMEX Natural Gas (1) ($MM)

NYMEX Natural Gas Hedge Gains (Losses)
	$1.50	$2.00	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00	$5.50
3Q 2023	$71	$61	$48	$25	$9	($6)	($15)	($24)	($33)
4Q 2023	$64	$55	$46	$37	$18	($6)	($15)	($24)	($33)
2024	$416	$306	$182	$45	$1	($72)	($153)	($243)	($358)

(1)	Hedge positions and hedge sensitivity estimates as of 6/30/2023. Does not include impact of basis positions.

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Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. Unless otherwise specified or the context otherwise requires, references to “Ovintiv,” “we,” “its,” “our” or to “the Company” includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

Please visit Ovintiv’s website and Investor Relations page at www.ovintiv.com and investor.ovintiv.com, where Ovintiv often discloses important information about the Company, its business, and its results of operations.

NI 51-101 Exemption

The Canadian securities regulatory authorities have issued a decision document (the “Decision”) granting Ovintiv exemptive relief from the requirements contained in Canada’s National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). As a result of the Decision, and provided that certain conditions set out in the Decision are met on an on-going basis, Ovintiv will not be required to comply with the Canadian requirements of NI 51-101 and the Canadian Oil and Gas Evaluation Handbook. The Decision permits Ovintiv to provide disclosure in respect of its oil and gas activities in the form permitted by, and in accordance with, the legal requirements imposed by the U.S. Securities and Exchange Commission (“SEC”), the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the rules of the NYSE. The Decision also provides that Ovintiv is required to file all such oil and gas disclosures with the Canadian securities regulatory authorities on www.sedar.com as soon as practicable after such disclosure is filed with the SEC.

NOTE 1: Non-GAAP Measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•	Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, and net change in non-cash working capital.

•	Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.

•

Non-GAAP Adjusted Earnings is a non-GAAP measure defined as net earnings (loss) excluding non-cash items that Management believes reduces the comparability of the Company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, non-operating foreign exchange gains/losses, and gains/losses on divestitures. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.

•

Adjusted EBITDA, Debt to EBITDA and Debt to Adjusted EBITDA (Leverage Ratio) are non-GAAP measures. EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, depreciation, depletion and amortization, and interest. Adjusted EBITDA is EBITDA adjusted for impairments, accretion of asset retirement obligation, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Debt to EBITDA is calculated as long-term debt, including the current portion, divided by EBITDA. Debt to Adjusted EBITDA is calculated as long-term debt, including the current portion, divided by Adjusted EBITDA. Adjusted EBITDA, Debt to EBITDA and Debt to Adjusted EBITDA are a non-GAAP measures monitored by management as indicators of the Company’s overall financial strength.

ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, except for statements of historical fact, that relate to the anticipated future activities, plans,

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strategies, objectives or expectations of the Company, including the expectation of delivering sustainable durable returns to shareholders in future years, are forward-looking statements. When used in this news release, the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases. Readers are cautioned against unduly relying on forward-looking statements which, are based on current expectations and by their nature, involve numerous assumptions that are subject to both known and unknown risks and uncertainties (many of which are beyond our control) that may cause such statements not to occur, or actual results to differ materially and/or adversely from those expressed or implied. These assumptions include, without limitation: future commodity prices and basis differentials; the Company’s ability to successfully integrate the Midland Basin assets; the ability of the Company to access credit facilities and capital markets; the availability of attractive commodity or financial hedges and the enforceability of risk management programs; the Company’s ability to capture and maintain gains in productivity and efficiency; the ability for the Company to generate cash returns and execute on its share buyback plan; expectations of plans, strategies and objectives of the Company, including anticipated production volumes and capital investment; the Company’s ability to manage cost inflation and expected cost structures, including expected operating, transportation, processing and labor expenses; the outlook of the oil and natural gas industry generally, including impacts from changes to the geopolitical environment; and projections made in light of, and generally consistent with, the Company’s historical experience and its perception of historical industry trends; and the other assumptions contained herein.

Although the Company believes the expectations represented by its forward-looking statements are reasonable based on the information available to it as of the date such statements are made, forward-looking statements are only predictions and statements of our current beliefs and there can be no assurance that such expectations will prove to be correct. All forward-looking statements contained in this news release are made as of the date of this news release and, except as required by law, the Company undertakes no obligation to update publicly; revise or keep current any forward-looking statements. The forward-looking statements contained or incorporated by reference in this news release, and all subsequent forward-looking statements attributable to the Company, whether written or oral, are expressly qualified by these cautionary statements.

The reader should carefully read the risk factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in other filings with the SEC or Canadian securities regulators, for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

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